Exhibit 99

News Release

Rockwell Collins completes acquisition of ARINC Incorporated

ARINC’s Industry Standards Organization and Aerospace Systems Engineering and Support business for military being divested

CEDAR RAPIDS, Iowa (Dec. 23, 2013) – Rockwell Collins, Inc. (NYSE: COL) today announced it has successfully completed the acquisition of ARINC Incorporated from The Carlyle Group for $1.4 billion.

“With this move we take a major leap forward to realizing our vision of providing a richer set of seamless information management solutions that encompass the aircraft and ground-based systems,” said Kelly Ortberg, CEO and president of Rockwell Collins. “The acquisition represents an exciting new growth platform for Rockwell Collins and shifts the balance of the company toward the expanding commercial aviation sector.”

“Combining ARINC’s high-performance, high-quality and high-assurance networks and services with our information systems onboard the aircraft strengthens our ability to deliver improved efficiency and safety, and enhanced connectivity,” added Ortberg. “In addition, the acquisition opens up adjacent market opportunities by leveraging ARINC’s strong presence in airport information systems and the broader transportation and security segments.”

Integration process
The company expects the impact of the acquisition to be EPS accretive once certain transaction and integration costs have been incurred. The majority of integration activities are expected to be completed in six to nine months. For the near term, customers can expect business as usual, and should continue to work with their current sales representatives, customer service centers and web-based resources.

Related divestures
To serve the best interests of the industry, and avoid any perceived conflicts of interest, Rockwell Collins has completed the sale of ARINC’s Industry Standards Organization to SAE International simultaneously with the completion of the ARINC acquisition. In addition, due to a lack of fit with its long-term strategy, Rockwell Collins has initiated preparatory efforts to divest ARINC’s Aerospace Systems Engineering and Support business, which provides military aircraft integration and modifications, maintenance, and logistics and support. In total these businesses accounted for approximately 15 percent of ARINC’s FY’13 revenues.

About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by a global workforce, and a service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

Safe Harbor Statement
This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including those set forth in the company’s SEC filings and the risks inherent in the integration of ARINC into Rockwell Collins.

# # #

Media Contacts:
Dave Yeoman
319.431.0864 mobile
ddyeoman@rockwellcollins.com

Pam Tvrdy-Cleary
319.431.0951 mobile
pjtvrdy@rockwellcollins.com

Investor Relations Contact:
Ryan Miller
319.295.7575
investorrelations@rockwellcollins.com

Follow us on Twitter: @RockwellCollins